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                                                                     EXHIBIT 3.5

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                        DORCHESTER MINERALS MANAGEMENT LP

     THIS AGREEMENT OF LIMITED PARTNERSHIP, dated as of December 12, 2001 is entered into and executed by Dorchester Minerals Management GP LLC, a Delaware limited liability company, as general partner (the "General Partner"), and SAM Partners, Ltd., a Texas limited partnership ("SAM"), Vaughn Petroleum, Ltd., a Texas limited partnership ("Vaughn"), Smith Allen Oil & Gas, Inc., a Texas corporation ("SAOG"), P.A. Peak Inc., a Delaware corporation ("Peak"), and James
E. Raley, Inc., a Delaware corporation ("Raley"), as limited partners. Each of SAM, Vaughn, SAOG, Peak and Raley is a "Limited Partner" and, collectively, they are sometimes referred to as the "Limited Partners." The General Partner and each Limited Partners is a "Partner" and, collectively, they are sometimes referred to as the "Partners."

                                    ARTICLE I
                                   DEFINITIONS

     The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

     "Certificate of Limited Partnership" means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.5 as amended or restated from time to time.

     "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

     "General Partner" means Dorchester Minerals Management GP LLC, a Delaware limited liability company, in its capacity as the general partner of the Partnership, and any successor to Dorchester Minerals Management GP LLC, as general partner.

     "Limited Partner" means the limited partners named in the preamble and defined as the Limited Partners therein, and any other limited partner admitted to the Partnership from time to time.

     "Partner" means the General Partner or any Limited Partner.

     "Partnership" means Dorchester Minerals Management LP, a Delaware limited partnership.

     "Percentage Interest" means, with respect to any Partner, the percentage set forth in Section 2.6 below.

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                                   ARTICLE II
                             ORGANIZATIONAL MATTERS

     2.1 Formation. Subject to the provisions of this Agreement, the General Partner and the Limited Partners have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Limited Partners hereby enter into this Agreement to set forth the rights and obligations of the Partners and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution, and termination of the Partnership shall be governed by the Delaware Act.

     2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, "Dorchester Minerals Management LP"

     2.3 Principal Office; Registered Office.

          (a) The principal office of the Partnership shall be at 3738 Oak Lawn Avenue, Suite 300, Dallas, Texas 75219 or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other places as the General Partner deems advisable.

          (b) The address of the Partnership's registered office in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801, and the name of the Partnership's registered agent for service of process at such address shall be The Corporation Trust Company.

     2.4 Term. The Partnership shall continue in existence until an election to dissolve the Partnership by the General Partner.

     2.5 Organizational Certificate. A Certificate of Limited Partnership of the Partnership has been filed by the General Partner with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation, and qualification of a limited partnership in the State of Delaware and any state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.

     2.6 Partnership Interests. Effective as of the date hereof, the General Partner shall have a 0.1% Percentage Interest and the Limited Partners shall collectively have a 99.9% Percentage Interest and each Limited Partner shall have a Percentage Interest equal to the fraction 99.9/5.

     2.7 Tax Status. The Partnership shall be operated such that it will be classified as a "partnership" for federal and, as determined by the General Partner, state income tax purposes.


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                                   ARTICLE III
                                     PURPOSE

     The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

                                   ARTICLE IV
                              CAPITAL CONTRIBUTIONS

     At or around the date hereof, each of the Partners contributed to the Partnership the amount in cash set forth next to such Partner's name on Schedule I attached hereto.

                                    ARTICLE V
                          CAPITAL ACCOUNTS ALLOCATIONS

     5.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to
Section 704 of the Internal Revenue Code of 1986, as amended (the "Code") and as determined by the General Partner as consistent therewith.

     5.2 Allocations. For federal income tax purposes, each item of income, gain, loss, deduction, and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto.

     5.3 Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership's accounts to determine whether distributions are appropriate. The General Partner may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions, or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

                                   ARTICLE VI
                      MANAGEMENT AND OPERATIONS OF BUSINESS

     Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner, and the Limited Partners shall not have any power to control or manage the Partnership.

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                                  ARTICLE VII
                    RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

     7.1 Liability of Limited Partners. The Limited Partners shall have no liability under this Agreement except as provided in Article IV.

     7.2 Transfer of Limited Partner Interest. None of the Limited Partners shall have the right to sell, transfer or assign their limited partnership interests in the Partnership or any interest therein without the prior written consent of the General Partner except that the conversion of Raley into a Delaware general partnership pursuant to the Delaware General Corporation Law and the Delaware Revised Uniform Partnership Act shall not be deemed to have effected a sale, transfer or assignment of the limited partnership interests held thereby.

                                  ARTICLE VIII
                           DISSOLUTION AND LIQUIDATION

     8.1 Dissolution. The Partnership shall be dissolved as provided in Section
2.4 and its affairs shall be wound up as provided by law.

     8.2 No Resignation. No Partner shall have the right to resign or withdraw from the Partnership prior to the dissolution and winding up of the Partnership, without the prior written consent of the General Partner. Any Partner who resigns or withdraws from the Partnership in violation of the foregoing provision or who has resigned or withdrawn from the Partnership in a manner not expressly permitted herein, shall be liable to the Partnership and the Partners for any damages sustained by reason of such resignation or withdrawal.

                                   ARTICLE IX
                       AMENDMENT OF PARTNERSHIP AGREEMENT

     The General Partner may amend any provision of this Agreement without the consent of the Limited Partners and may execute, swear to, acknowledge, deliver, file, and record whatever documents may be required in connection therewith.

                                   ARTICLE X
                               GENERAL PROVISIONS

     10.1 Addresses and Notices. Any notice to the Partnership, the General Partner, or the Limited Partners shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to
Section 2.3(a).

     10.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

     10.3 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

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     10.4 Severability. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

     10.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.


                      [Signatures appear on following page]

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     IN WITNESS WHEREOF, this Agreement has been duly executed by the General
Partner and the Limited Partners as of the date first above written.

GENERAL PARTNER:

DORCHESTER MINERALS MANAGEMENT GP LLC


By: /s/ James E. Raley
   -------------------------------------------------------
Name: James E. Raley
     -----------------------------------------------------
Title: Chief Operating Officer
      ----------------------------------------------------


LIMITED PARTNERS:

SAM PARTNERS, LTD.

By:  SAM Partners Management, Inc., its general partner



     By: /s/ H. C. Allen
        --------------------------------------------------
                  H. C. Allen, Jr., Secretary


VAUGHN PETROLEUM, LTD.

By:  VPL (GP), LLC, its general partner



     By: /s/ Robert C. Vaughn
        --------------------------------------------------
     Name: Robert C. Vaughn
          ------------------------------------------------
     Title: Chief Executive Officer and Manager
           -----------------------------------------------


SMITH ALLEN OIL & GAS, INC.



By: /s/ William Casey McManemin
   -------------------------------------------------------
         William Casey McManemin, Vice President

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P.A. PEAK, INC.




By:     /s/  Preston A. Peak
   -------------------------------------------------------
         Preston A. Peak, President


JAMES E. RALEY, INC.




By:      /s/ James E. Raley
   -------------------------------------------------------
         James E. Raley, President

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                                   SCHEDULE I

                              Capital Contributions

              General Partner:                        $1.99

              Limited Partners:
              Vaughn                                $576.13
              SAM                                    576.13
              SAOG                                   561.81
              Peak                                   136.97
              Raley                                  136.97
                                                  ---------
                                                  $1,990.00

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